Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Sue Atkinson, 615-320-7532
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com
PINNACLE FINANCIAL REPORTS
FIRST QUARTER 2010 RESULTS
     NASHVILLE, Tenn., April 19, 2010 — Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) today reported its preliminary first quarter results. Loss per fully diluted common share available to common stockholders was $0.16 for the quarter ended March 31, 2010, compared to earnings per fully diluted common share available to common stockholders for the quarter ended March 31, 2009 of $0.03 and a loss per fully diluted common share available to common stockholders of $0.12 for the quarter ended Dec. 31, 2009.
SUMMARY OF KEY POINTS:
     During the first quarter, Pinnacle continued its emphasis on aggressively addressing problem loans and expanding the core earnings capacity of the firm. Specifically:
•	Pinnacle’s 14.0 percent annual growth rate in core deposits (all deposits except time deposits greater than $100,000) reflects the continued growth in its client base in Nashville and Knoxville.
•	Net interest margin increased from 3.19 percent for the quarter ended Dec. 31, 2009, to 3.25 percent for the quarter ended March 31, 2010.
•	Nonperforming assets plus restructured loans decreased from $181.3 million at Dec. 31, 2009, to $165.6 million at March 31, 2010, a decrease of 8.6 percent.
•	Construction and development loans decreased from $525.3 million at Dec. 31, 2009, to $486.3 million at March 31, 2010, a decrease of 7.4 percent.

     “Although our first quarter results reflect the continued stress of this economic cycle on many of our borrowers, we are encouraged by slowing inflows of problem credits,” said M. Terry Turner, Pinnacle’s president and chief executive officer. “Also, we have taken a number of aggressive steps toward the eventual return to more appropriate soundness measurements, including continued reduction in the construction and development portfolio and accelerated problem asset resolution through increased staffing in our special assets and credit administration areas. We believe our nonperforming asset and charge-off levels will remain elevated for the next several quarters until we realize the full benefits of our actions and the strengthening of the economy.
     “While credit quality is our top priority, we remain well positioned on other measures of performance. We continue to have strong liquidity and capital positions. Core deposits on an annualized basis continued double digit growth again this quarter and, absent credit and related costs, we believe we made substantial progress on growing the core operating base of the company during this difficult credit cycle. We continue to believe loan demand will remain soft for the remainder of this year as our commercial clients continue to take a ‘wait and see’ attitude regarding the economy,” Turner said.
     Loans decreased during the first quarter of 2010 by $83.8 million. Contributing to the net decrease in loans during the first quarter of 2010 were foreclosures of approximately $6.4 million and net charge-offs of approximately $15.1 million. At March 31, 2010, Pinnacle’s allowance for loan losses was 2.59 percent of total loans, compared to 2.58 percent at Dec. 31, 2009, and 1.30 percent at March 31, 2009.
FIRST QUARTER 2010 HIGHLIGHTS:
•	Operating results
o	Revenue for the quarters ended March 31, 2010, amounted to $45.05 million, compared to $41.84 million for the same quarter of last year, an increase of 7.7 percent.
o	Net loss available to common stockholders for the first quarter of 2010 was $5.37 million, compared to the prior year’s first quarter net income available to common stockholders of $643,000.

•	Balance sheet growth
o	Total deposits at March 31, 2010, were $3.84 billion, up $85 million from $3.75 billion at March 31, 2009.

o	Core deposits amounted to $2.68 billion at March 31, 2010, an increase of 33.4 percent from the $2.00 billion at March 31, 2009. Core deposits also increased by an annual growth rate of 14.0 percent during the first quarter from year-end levels.

o	Loans at March 31, 2010, were $3.48 billion, up slightly from $3.47 billion at March 31, 2009.
•	Credit quality
o	Net charge-offs were $15.1 million for the three months ended March 31, 2010, compared to $4.8 million for the three months ended March 31, 2009. Net charge-offs as a percentage of average loan balances were 1.74 percent for the three months ended March 31, 2010, compared to 0.56 percent for the three months ended March 31, 2009.

o	Nonperforming assets and restructured loans were 4.73 percent of total loans plus other real estate at March 31, 2010, compared to 5.05 percent at Dec. 31, 2009.

o	Past due loans over 30 days, excluding nonperforming loans, were 1.54 percent of total loans at March 31, 2010, compared to 0.46 percent at Dec. 31, 2009, and 1.13 percent at March 31, 2009.
•	Capital
o	At March 31, 2010, Pinnacle’s ratio of tangible common stockholders’ equity to tangible assets was 7.4 percent, compared to 7.3 percent at Dec. 31, 2009. Pinnacle’s tangible book value per common share was $10.60 at March 31, 2010, compared to $10.71 at Dec. 31, 2009.

o	At March 31, 2010, Pinnacle’s total risk-based capital ratio was 15.0 percent, compared to 14.8 percent at Dec. 31, 2009.
     “We continue to enhance our market position in Nashville and Knoxville with the opening of five new offices in 2009 and one in the first quarter of 2010. Our track record for increasing market share in two attractive markets, recruiting and retaining top professionals and delivering a high level of client satisfaction are strong indicators of the firm’s value as a long-term investment,” Turner said.
CREDIT QUALITY
•	Allowance for loan losses represented 2.59 percent of total loans at March 31, 2010, compared to 2.58 percent at Dec. 31, 2009, and 1.30 percent a year ago.
•	Provision for loan losses was $13.23 million for the first quarter of 2010, compared to $13.61 million for the first quarter of 2009.
     “During the first quarter, we experienced net charge-offs of approximately $15.1 million, including $6.9 million in our construction and development loan portfolio,” Turner said. “We remain committed to the aggressive disposition of troubled assets throughout this next year.”
     The following is a summary of the activity in various nonperforming asset and restructured accruing loan categories for the quarter ended March 31, 2010:

		Payments,
	Balances	Sales and		Balances
(in thousands)	Dec. 31, 2009	Reductions	Increases	March 31, 2010
Restructured accruing loans:
Residential construction and development	$—	$—	$223	$223
Other	26,978	17,667	—	9,311

Totals	26,978	17,667	223	9,534

Nonperforming loans:
Residential construction and development	64,255	7,864	8,092	64,783
Other	60,454	20,803	27,247	66,898

Totals	124,709	28,667	35,339	131,381

Other real estate:
Residential construction and development	24,260	7,498	2,570	19,332
Other	5,343	3,881	3,910	5,372

Totals	29,603	11,379	6,480	24,704

Total nonperforming assets and restructured accruing loans	$181,290	$57,713	$42,042	$165,619

REVENUE
•	Net interest income for the first quarter of 2010 was $36.56 million, compared to $28.70 million for the same quarter last year, an increase of 27.39 percent.
o	Net interest margin for the first quarter of 2010 was 3.25 percent, compared to a net interest margin of 3.19 percent for the fourth quarter of 2009 and 2.72 percent for the same period last year.
•	Noninterest income for the first quarter of 2010 was $8.49 million, a 35.4 percent decrease from the $13.14 million recorded during the same quarter in 2009,

primarily as a result of the gains on sale of investment securities in the 2009 quarter. Excluding pre-tax gains on sales of investment securities of $365,000 and $4.35 million, respectively, noninterest income for the first quarter of 2010 was $8.12 million, a 7.6 percent decrease from the $8.79 million recorded during the same quarter in 2009.
     “We are pleased with the continued expansion of our net interest margins over the last four quarters,” said Harold Carpenter, Pinnacle’s chief financial officer. “Our first quarter net interest income is up almost $8 million from the first quarter of last year. We are also pleased with growth in core funding, as we believe that core deposit growth will be an important source of continued improvement in our margins for the next several quarters.”
     Net interest income was $36.56 million during the first quarter of 2010, which represented a decrease of 1.27 percent from the fourth quarter of 2009 and an increase of 27.39 percent over the first quarter of 2009. The linked quarter decrease between the first quarter of 2010 and the fourth quarter of 2009 was due primarily to the impact of the decrease in loan volumes. The year-over-year increase in net interest income was attributable to increased loan volumes funded with less expensive funding sources. The continued funding shift from time deposits to money market accounts also contributed to the increase in net interest income during the first quarter of 2010 compared to the same quarter last year.
     Excluding pre-tax gains on sales of investment securities of $365,000 and $4.35 million, respectively, noninterest income for the first quarter of 2010 was $8.12 million, a 7.6 percent decrease from the $8.79 million recorded during the same quarter in 2009. This decrease in noninterest income was largely driven by a decrease in mortgage loan originations occurring during the first quarter of 2010 as compared to the first quarter of 2009. During the first quarter of 2010, Pinnacle’s mortgage origination unit sold $72 million of mortgage loans, compared to $121 million sold during the fourth quarter of 2009 and $193 million during the first quarter of 2009. Gross fees on these loan sales were $1.20 million in the first quarter of 2010, compared to $1.88 million in the fourth quarter of 2009 and $2.66 million in the first quarter of 2009.

NONINTEREST EXPENSE
•	Noninterest expense for the quarter ended March 31, 2010, was $36.17 million, compared to $35.45 million in the fourth quarter of 2009 and $25.24 million in the first quarter of 2009.
•	Compensation expense was $17.0 million during the first quarter of 2010, compared to $15.04 million during the fourth quarter of 2009 and $14.75 million during the first quarter of 2009.
•	Included in noninterest expense for the first quarter of 2010 was $5.40 million in other real estate expenses, of which $4.58 million was attributable to losses on the sale and devaluation of other real estate properties. Fourth quarter 2009 other real estate expense was approximately $8.39 million.
     “Our continued investment in the future growth of our firm, as well as the addition of dedicated resources focused on improving our asset quality, caused our core expense base to increase during the first quarter of 2010,” Carpenter said. “These increases are primarily driven by increased personnel costs in several areas of our firm, including special assets, credit administration and other areas focused on resolution of problem assets. We also experienced the typical seasonal increases associated with salary and benefit costs, including annual salary increase and payroll taxes. We have experienced increased ancillary expenses related to problem assets, including appraisal, legal and other charges.”
     Carpenter also noted that with recent office openings in Nashville, the firm’s distribution system was substantially complete in the Nashville MSA. With respect to Knoxville, the firm has plans to construct two more facilities over the next two years.
INVESTMENTS IN FUTURE GROWTH
•	Pinnacle has hired 49 highly experienced associates for its denovo expansion to Knoxville that was announced on April 9, 2007. Loans outstanding in Knoxville at March 31, 2010, were $420.2 million. Pinnacle opened two full-service offices in the Fountain City and Farragut areas of Knoxville during the fourth quarter of 2009.
•	Pinnacle also has three new Nashville offices. The new Belle Meade office opened in December 2009. The new Brentwood office, which consolidates two existing Brentwood locations, opened in January 2010. The firm opened its new 100 Oaks office on April 12, 2010.
•	Pinnacle’s total associate base at March 31, 2010, was 786.0 full-time equivalents (FTEs), compared to 736.0 at March 31, 2009.
WEBCAST AND CONFERENCE CALL INFORMATION
     Pinnacle will host a webcast and conference call at 8:30 a.m. (CDT) on Tuesday, April 20, 2010, to discuss first quarter 2010 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle’s website at www.pnfp.com.
     For those unable to participate in the webcast, the webcast will be archived on the investor relations page of Pinnacle’s website at www.pnfp.com for 120 days following the presentation.
     Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets.
     The firm began operations in a single downtown Nashville location in Oct. 2000 and has since grown to over $5.0 billion in assets at March 31, 2010. In 2007, Pinnacle launched an expansion into Knoxville, another high growth MSA. At March 31, 2010, Pinnacle is the second-largest bank holding company headquartered in Tennessee, with 32 offices in eight Middle Tennessee counties and three in Knoxville. The firm was also added to Standard & Poor’s SmallCap 600 index in 2009.
     Additional information concerning Pinnacle can be accessed at www.pnfp.com.
###
Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “should,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) the inability of Pinnacle Financial to continue to grow its loan portfolio in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) increased competition with other financial institutions; (vi) greater than anticipated deterioration or lack of sustained growth in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, particularly in commercial and residential real estate markets; (vii) rapid fluctuations or unanticipated changes in interest rates; (viii) the results of regulatory examinations; (ix) the development of any new market other than Nashville or Knoxville; (x) a merger or acquisition; (xi) any activity in the capital markets that would cause Pinnacle to conclude that there was impairment of any asset, including intangible assets; (xii) the impact of governmental restrictions on entities participating in the Capital Purchase Program, of the U.S. Department of the Treasury (the “Treasury”); (xiii) further deterioration in the valuation of other real estate owned; (xiv) inability to comply with regulatory capital requirements; and (xv) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy. A more detailed description of these and other risks is contained in Pinnacle’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

	March 31, 2010	December 31, 2009

ASSETS
Cash and noninterest-bearing due from banks	$46,822,867	$55,651,737
Interest-bearing due from banks	38,764,484	19,338,499
Federal funds sold and other	9,692,871	41,611,838
U.S. Treasury discount notes	—	50,000,000

Cash and cash equivalents	95,280,222	166,602,074

Securities available-for-sale, at fair value	984,564,511	931,012,091
Securities held-to-maturity (fair value of $4,895,786 and $6,737,336 at March 31, 2010 and December 31, 2009, respectively)	4,760,626	6,542,496
Mortgage loans held-for-sale	11,611,169	12,440,984

Loans	3,479,536,093	3,563,381,741
Less allowance for loan losses	(90,061,570)	(91,958,789)

Loans, net	3,389,474,523	3,471,422,952

Premises and equipment, net	82,790,935	80,650,936
Other investments	41,516,674	40,138,660
Accrued interest receivable	18,510,567	19,083,468
Goodwill	244,104,764	244,107,086
Core deposit and other intangible assets	12,940,090	13,686,091
Other real estate owned	24,703,886	29,603,439
Other assets	111,431,377	113,520,727

Total assets	$5,021,689,344	$5,128,811,004

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$522,927,520	$498,087,015
Interest-bearing	499,303,051	483,273,551
Savings and money market accounts	1,266,418,995	1,198,012,445
Time	1,547,711,998	1,644,226,290

Total deposits	3,836,361,564	3,823,599,301
Securities sold under agreements to repurchase	200,488,602	275,465,096
Federal Home Loan Bank advances	157,319,424	212,654,782
Subordinated debt	97,476,000	97,476,000
Accrued interest payable	6,335,771	6,555,801
Other liabilities	23,446,971	12,039,843

Total liabilities	4,321,428,332	4,427,790,823

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 95,000 shares issued and outstanding at March 31, 2010 and December 31, 2009	89,820,625	89,462,633
Common stock, par value $1.00; 90,000,000 shares authorized; 33,351,118 issued and outstanding at March 31, 2010 and 33,029,719 issued and outstanding at December 31, 2009	33,351,118	33,029,719
Common stock warrants	3,348,402	3,348,402
Additional paid-in capital	525,823,682	524,366,603
Retained earnings	38,004,024	43,372,743
Accumulated other comprehensive income, net of taxes	9,913,161	7,440,081

Stockholders’ equity	700,261,012	701,020,181

Total liabilities and stockholders’ equity	$5,021,689,344	$5,128,811,004

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

	Three Months Ended		Three Months Ended
	March 31,		Dec. 31,
	2010	2009	2009

Interest income:
Loans, including fees	$41,075,107	$38,525,745	$42,452,503
Securities:
Taxable	9,087,588	9,087,687	8,968,012
Tax-exempt	2,050,253	1,474,654	1,798,206
Federal funds sold and other	477,142	430,240	509,074

Total interest income	52,690,090	49,518,326	53,727,795

Interest expense:
Deposits	13,463,815	17,733,785	13,875,334
Securities sold under agreements to repurchase	552,313	360,787	541,710
Federal Home Loan Bank advances and other borrowings	2,114,055	2,723,502	2,279,986

Total interest expense	16,130,183	20,818,074	16,697,030

Net interest income	36,559,907	28,700,252	37,030,765
Provision for loan losses	13,225,920	13,609,535	15,694,281

Net interest income after provision for loan losses	23,333,987	15,090,717	21,336,484

Noninterest income:
Service charges on deposit accounts	2,365,311	2,476,951	2,595,064
Investment services	1,236,383	854,103	1,136,657
Insurance sales commissions	1,099,019	1,305,209	894,990
Gain on loans and loan participations sold, net	562,598	1,287,772	1,107,875
Net gain on sale of investment securities	364,550	4,346,146	—
Trust fees	896,573	657,708	705,906
Other noninterest income	1,961,212	2,207,634	1,736,093

Total noninterest income	8,485,646	13,135,523	8,176,585

Noninterest expense:
Salaries and employee benefits	17,004,526	14,751,049	15,037,236
Equipment and occupancy	5,366,187	4,235,328	5,064,152
Other real estate owned	5,402,153	700,595	8,392,630
Marketing and other business development	753,918	439,516	1,116,173
Postage and supplies	733,539	830,138	754,651
Amortization of intangibles	746,001	758,533	773,760
Other noninterest expense	6,160,231	3,527,865	4,309,075

Total noninterest expense	36,166,555	25,243,024	35,447,677

Income (loss) before income taxes	(4,346,922)	2,983,216	(5,934,608)
Income tax expense (benefit)	(523,697)	893,008	(3,467,354)

Net income (loss)	(3,823,225)	2,090,208	(2,467,254)
Preferred dividends	1,187,500	1,187,500	1,213,889
Accretion on preferred stock discount	357,993	259,342	294,927

Net income (loss) available to common stockholders	$(5,368,718)	$643,366	$(3,976,070)

Per share information:
Basic net income (loss) per common share available to common stockholders	($0.16)	$0.03	($0.12)

Diluted net income (loss) per common share available to common stockholders	($0.16)	$0.03	($0.12)

Weighted average shares outstanding:
Basic	32,558,016	23,510,994	32,502,101
Diluted	32,558,016	24,814,408	32,502,101
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

	Three months ended			Three months ended
(dollars in thousands)	March 31, 2010			March 31, 2009
	Average			Average
	Balances	Interest	Rates/ Yields	Balances	Interest	Rates/ Yields

Interest-earning assets:
Loans	$3,520,012	$41,075	4.74%	$3,416,462	$38,526	4.57%
Securities:
Taxable	824,400	9,088	4.47%	716,317	9,088	5.15%
Tax-exempt (1)	208,557	2,050	5.26%	147,963	1,475	5.33%
Federal funds sold and other	98,726	477	2.14%	73,435	430	2.57%

Total interest-earning assets	4,651,695	$52,690	4.66%	4,354,177	$49,519	4.66%

Nonearning assets
Intangible assets	257,515			260,729
Other nonearning assets	213,563			254,484

Total assets	$5,122,773			$4,869,390

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$475,818	$801	0.68%	$359,524	$428	0.48%
Savings and money market	1,251,512	4,299	1.39%	715,704	1,940	1.10%
Certificates of deposit	1,630,731	8,364	2.08%	2,155,478	15,366	2.89%

Total interest-bearing deposits	3,358,061	13,464	1.63%	3,230,706	17,734	2.23%
Securities sold under agreements to repurchase	274,614	552	0.82%	229,918	361	0.64%
Federal Home Loan Bank advances and other borrowings	179,280	1,267	2.87%	234,887	1,571	2.71%
Subordinated debt	97,476	847	3.52%	97,476	1,153	4.80%

Total interest-bearing liabilities	3,909,431	16,130	1.67%	3,792,987	20,819	2.23%
Noninterest-bearing deposits	495,610	—	—	417,861	—	—

Total deposits and interest-bearing liabilities	4,405,041	$16,130	1.49%	4,210,848	$20,819	2.01%

Other liabilities	10,522			24,061
Stockholders’ equity	707,210			634,481

Total liabilities and stockholders’ equity	$5,122,773			$4,869,390

Net interest income		$36,560			$28,700

Net interest spread (2)			2.99%			2.43%
Net interest margin (3)			3.25%			2.72%

(1)	Yields computed on tax-exempt instruments on a tax equivalent basis.

(2)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(3)	Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

	March	December	September	June	March	Dec
(dollars in thousands)	2010	2009	2009	2009	2009	2008

Balance sheet data, at quarter end:
Total assets	$5,021,689	5,128,811	5,094,710	5,036,742	4,952,151	4,754,075
Total loans	3,479,536	3,563,382	3,607,886	3,544,176	3,473,959	3,354,907
Allowance for loan losses	(90,062)	(91,959)	(82,981)	(66,075)	(45,334)	(36,484)
Securities	989,325	937,555	932,440	926,085	868,472	849,781
Noninterest-bearing deposits	522,928	498,087	504,481	470,049	451,418	424,757
Total deposits	3,836,362	3,823,599	3,819,909	3,761,444	3,750,958	3,533,246
Securities sold under agreements to repurchase	200,489	275,465	215,674	215,135	209,591	184,298
FHLB advances and other borrowings	157,319	212,655	222,986	228,317	221,642	273,609
Subordinated debt	97,476	97,476	97,476	97,476	97,476	97,476
Total stockholders’ equity	700,261	701,020	710,091	703,772	631,646	627,298

Balance sheet data, quarterly averages:
Total assets	$5,122,773	5,143,832	5,028,855	5,001,489	4,869,390	4,525,406
Total loans	3,520,012	3,580,790	3,583,182	3,517,254	3,416,462	3,282,461
Securities	1,032,957	984,893	918,628	912,192	864,280	722,051
Total earning assets	4,651,695	4,690,347	4,576,473	4,523,003	4,354,177	4,077,310
Noninterest-bearing deposits	495,610	517,296	462,783	455,709	417,861	442,267
Total deposits	3,853,671	3,786,680	3,746,566	3,735,789	3,648,567	3,393,234
Securities sold under agreements to repurchase	274,614	303,801	223,737	243,765	229,918	238,310
Advances from FHLB and other borrowings	179,280	229,734	236,660	255,263	234,887	234,482
Subordinated debt	97,476	97,476	97,476	97,476	97,476	97,476
Total stockholders’ equity	707,210	714,741	715,844	649,792	634,481	540,260

Statement of operations data, for the three months ended:
Interest income	$52,690	53,728	52,442	50,028	49,518	53,273
Interest expense	16,130	16,697	17,894	19,516	20,818	23,381

Net interest income	36,560	37,031	34,548	30,512	28,700	29,892
Provision for loan losses	13,226	15,694	22,134	65,320	13,610	3,710

Net interest income (loss) after provision for loan losses	23,334	21,336	12,414	(34,808)	15,090	26,182
Noninterest income	8,486	8,177	7,737	10,602	13,136	8,040
Noninterest expense	36,167	35,448	27,281	30,607	25,243	22,586

Income (loss) before taxes	(4,347)	(5,935)	(7,130)	(54,813)	2,983	11,636
Income tax expense (benefit)	(525)	(3,467)	(3,782)	(23,036)	893	3,583
Preferred dividends and accretion	1,545	1,509	1,504	1,470	1,447	309

Net income (loss) available to common stockholders	$(5,368)	(3,977)	(4,852)	(33,247)	643	7,744

Profitability and other ratios:
Return on avg. assets (1)	(0.42%)	(0.31%)	(0.38%)	(2.67%)	0.05%	0.68%
Return on avg. equity (1)	(3.08%)	(2.21%)	(2.69%)	(20.52%)	0.41%	5.70%
Net interest margin (1) (2)	3.25%	3.19%	3.05%	2.75%	2.72%	2.96%
Noninterest income to total revenue (3)	18.84%	18.09%	18.30%	25.79%	31.40%	21.19%
Noninterest income to avg. assets (1)	0.67%	0.63%	0.61%	0.85%	1.09%	0.71%
Noninterest exp. to avg. assets (1)	2.86%	2.73%	2.15%	2.45%	2.10%	1.99%
Efficiency ratio (4)	80.29%	78.41%	64.52%	74.44%	60.34%	59.54%
Avg. loans to average deposits	91.34%	94.56%	95.64%	94.15%	93.64%	96.74%
Securities to total assets	19.70%	18.28%	18.30%	18.39%	17.54%	17.87%
Average interest-earning assets to average interest-bearing liabilities	118.99%	120.25%	119.13%	116.67%	114.80%	115.79%
Brokered time deposits to total deposits (16)	5.40%	8.67%	11.50%	14.71%	17.06%	16.55%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

	March	December	September	June	March	Dec
(dollars in thousands)	2010	2009	2009	2009	2009	2008

Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$131,381	124,709	121,726	100,328	33,863	10,860
Other real estate (ORE)	24,704	29,603	22,769	18,845	19,817	18,306
Past due loans over 90 days and still accruing interest	395	181	65	—	3,871	1,508
Restructured accruing loans	9,534	26,978	12,827	—	—	—

Totals	$166,014	181,471	157,387	119,173	57,551	30,674

Net loan charge-offs	$15,123	6,718	5,228	44,579	4,760	2,068
Allowance for loan losses to nonaccrual loans	68.5%	73.7%	68.2%	65.9%	133.9%	335.9%
As a percentage of total loans:
Past due accruing loans over 30 days	1.54%	0.46%	0.86%	0.52%	1.13%	0.60%
Potential problem loans (5)	8.63%	7.18%	7.24%	4.03%	2.56%	0.80%
Allowance for loan losses	2.59%	2.58%	2.30%	1.86%	1.30%	1.09%
Nonperforming assets to total loans and ORE	4.45%	4.29%	3.98%	3.34%	1.54%	0.86%
Nonperforming assets to total assets	3.11%	3.01%	2.84%	2.37%	1.08%	0.61%
Annualized net loan charge-offs year-to-date to avg. loans (6)	1.74%	1.71%	2.04%	2.81%	0.56%	0.10%
Avg. commercial loan internal risk ratings (5)	4.9	4.8	4.7	4.6	4.3	4.2
Avg. loan account balances (7)	$192	193	193	189	185	177

Interest rates and yields:
Loans	4.74%	4.71%	4.61%	4.52%	4.57%	5.27%
Securities	4.63%	4.57%	4.69%	4.60%	5.18%	5.40%
Total earning assets	4.66%	4.60%	4.60%	4.49%	4.66%	5.25%
Total deposits, including non-interest bearing	1.42%	1.45%	1.60%	1.76%	1.97%	2.28%
Securities sold under agreements to repurchase	0.82%	0.71%	0.64%	0.70%	0.64%	0.98%
FHLB advances and other borrowings	2.87%	2.50%	2.48%	2.52%	2.71%	3.24%
Subordinated debt	3.52%	3.38%	3.86%	4.39%	4.80%	5.99%
Total deposits and interest-bearing liabilities	1.49%	1.50%	1.65%	1.81%	2.01%	2.35%

Capital ratios (8):
Stockholders’ equity to total assets	13.9%	13.7%	13.9%	14.0%	12.8%	13.2%
Leverage	10.7%	10.7%	10.9%	11.1%	9.7%	10.5%
Tier one risk-based	13.4%	13.1%	13.1%	13.3%	11.8%	12.1%
Total risk-based	15.0%	14.8%	14.7%	15.0%	13.3%	13.5%
Tangible common equity to tangible assets	7.4%	7.3%	7.5%	7.4%	6.0%	6.2%
Tangible common equity to risk weighted assets	9.1%	8.9%	9.1%	9.0%	7.4%	7.5%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

	March	December	September	June	March	Dec
(dollars in thousands, except per share data)	2010	2009	2009	2009	2009	2008

Per share data:
Earnings (loss) – basic	$(0.16)	(0.12)	(0.15)	(1.33)	0.03	0.33
Earnings (loss) – diluted	$(0.16)	(0.12)	(0.15)	(1.33)	0.03	0.31
Book value per common share at quarter end (9)	$18.20	18.41	18.74	18.57	22.30	18.41

Weighted avg. common shares – basic	32,558,016	32,502,101	32,460,614	24,965,291	23,510,994	23,491,356
Weighted avg. common shares – diluted	32,558,016	32,502,101	32,460,614	24,965,291	24,814,408	24,739,044
Common shares outstanding	33,351,118	33,029,719	32,956,737	32,929,747	24,060,703	23,762,124

Investor information:
Closing sales price	$15.11	14.22	12.71	13.32	23.71	29.81
High closing sales price during quarter	$16.88	14.47	17.03	24.01	29.90	32.00
Low closing sales price during quarter	$13.10	11.45	12.15	12.86	13.32	22.01

Other information:
Gains on sale of loans and loan participations sold:
Mortgage loan sales:
Gross loans sold	$72,196	120,760	114,049	213,218	192,932	72,097
Gross fees (10)	$1,204	1,883	1,832	3,032	2,656	1,464
Gross fees as a percentage of mortgage loans originated	1.67%	1.56%	1.61%	1.42%	1.38%	2.03%
Commercial loans sold	$—	—	—	—	—	—
Gains on sales of investment securities, net	$365	—	—	2,116	4,346	—
Brokerage account assets, at quarter-end (11)	$974,000	933,000	898,000	786,000	724,000	738,000
Trust account assets, at quarter-end	$648,000	635,000	607,000	580,000	544,000	588,000
Floating rate loans as a percentage of total loans (12)	38.9%	38.0%	38.0%	39.8%	40.0%	41.4%
Balance of commercial loan participations sold to other banks and serviced by Pinnacle, at quarter end	$78,529	81,630	92,837	102,515	122,123	125,429
Core deposits to total funding (13)	62.4%	58.7%	51.5%	48.7%	46.7%	50.5%
Risk-weighted assets	$3,883,591	3,970,193	4,000,359	3,942,844	3,825,590	3,705,606
Total assets per full-time equivalent employee	$6,389	6,601	6,634	6,752	6,728	6,614
Annualized revenues per full-time equivalent employee	232.4	234.0	221.4	221.7	226.1	209.9
Number of employees (full-time equivalent)	786.0	777.0	768.0	746.0	736.0	719.0
Associate retention rate (14)	96.6%	95.5%	94.2%	92.5%	92.1%	88.9%

Selected economic information (in thousands) (15):
Nashville MSA nonfarm employment	708.2	724.7	728.3	725.1	733.0	755.4
Knoxville MSA nonfarm employment	315.1	322.1	323.2	322.5	324.5	332.0
Nashville MSA unemployment	9.7%	9.4%	9.2%	10.0%	8.8%	6.5%
Knoxville MSA unemployment	9.1%	8.7%	8.6%	9.3%	8.2%	6.4%
Nashville residential median home price	$159.3	160.8	163.7	170.7	161.0	163.8
Nashville inventory of residential homes for sale	14.1	13.3	14.7	15.0	14.0	12.9
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

	As of March 31,	As of December 31,
(dollars in thousands, except per share data)	2010	2009

Reconciliation of certain financial measures:
Tangible assets:
Total assets	$5,021,689	$5,128,811
Less: Goodwill	(244,105)	(244,107)
Core deposit and other intangibles	(12,940)	(13,686)

Net tangible assets	$4,764,644	$4,871,018

Tangible common equity:
Total stockholders’ equity	$700,261	$701,020
Less: Preferred stock	(89,821)	(89,463)
Goodwill	(244,105)	(244,107)
Core deposit and other intangibles	(12,940)	(13,686)

Net tangible common equity	$353,395	$353,764

Tangible common equity divided by tangible assets	7.42%	7.26%

Tangible common equity per common share	$10.60	$10.71

	For the three months ended March 31,
(dollars in thousands)	2010	2009

Average tangible assets:
Total average assets	$5,122,773	$4,869,390
Less: Average intangible assets	(257,515)	(260,729)

Net average tangible assets	$4,865,258	$4,608,661

Average tangible equity:
Total average stockholders’ equity	$707,210	$634,481
Less: Average intangible assets	(257,515)	(260,729)

Net average tangible stockholders’ equity	$449,695	$373,752

Net income (loss) available to common stockholders	$(5,369)	$643

Return on average tangible assets (annualized)	(0.45%)	0.06%

Return on average tangible stockholders’ equity (annualized)	(4.84%)	0.70%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A “1” risk rating is assigned to credits that exhibit Excellent risk characteristics, “2” exhibit Very Good risk characteristics, “3” Good, “4” Satisfactory, “5” Acceptable or Average, “6” Watch List, “7” Criticized, “8” Classified or Substandard, “9” Doubtful and “10” Loss (which are charged-off immediately). Additionally, loans rated “8” or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
6. Annualized net loan charge-offs to average loans ratios are computed by annualizing year-to-date net loan charge-offs and dividing the result by average loans for the year-to-date period.
7. Computed by dividing the balance of all loans by the number of loan accounts as of the end of each quarter.
8. Capital ratios are for Pinnacle Financial Partners, Inc. and are defined as follows:
Equity to total assets – End of period total stockholders’ equity as a percentage of end of period assets.
Leverage – Tier one capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier one risk-based – Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
9. Book value per share computed by dividing total stockholders’ equity less preferred stock and common stock warrants by common shares outstanding.
10. Amounts are included in the statement of operations in “Gains on the sale of loans and loan participations sold”, net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle’s third party broker/dealer for non-FDIC insured financial products and services.
12. Floating rate loans are those loans that are eligible for repricing on a daily basis subject to changes in Pinnacle’s prime lending rate or other factors.
13. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $100,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
14. Associate retention rate is computed by dividing the number of associates employed at quarter-end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter-end.
15. Employment and unemployment data is from the US Dept. of Labor Bureau of Labor Statistics. Labor force data is not seasonally adjusted. The most recent quarter data presented is as of the most recent month that data is available as of the release date. The Nashville home data is from the Greater Nashville Association of Realtors.
16. Brokered deposits do not include reciprocal balances under the Certificate of Deposit Account Registry Service (CDARS).